Contact:          Robert D. Smith
                  Senior Vice President and Chief Financial Officer
                  817-335-5035


                       PROMEDCO ANNOUNCES STOCK DELISTING


FORT WORTH, Texas (February 1, 2001) - The Board of Directors of ProMedCo Management Company (Nasdaq/NM:PMCO) today announced it has been notified by Nasdaq that, as a result of the failure of the Company's common stock to maintain a minimum bid price of $1.00 for 30 consecutive trading days as required for continued listing, the common stock will be delisted from Nasdaq's National Market effective the opening of trading today. The Company anticipates that the stock will begin trading on the OTC Bulletin Board.

As the Company reported in its Quarterly Report on Form 10-Q for the three months ended September 30, 2000, the Company was not in compliance with certain of the financial covenants of its bank credit agreement as of September 30, 2000, and was negotiating with its lending banks to obtain an amendment of the credit agreement that would relax financial covenants and provide for an adequate lending commitment. Such negotiations are continuing, but have not resulted in any agreement with the banks. Although the banks have thus far not exercised their continuing right to declare all amounts outstanding immediately due and payable, the Company has been advised by its independent public accountants that, if the contingency relating to its bank financing has not been resolved prior to the completion of the audit of the Company's consolidated financial statements for the year ending December 31, 2000, the auditors' report on those consolidated financial statements will contain a going concern modification for that contingency. In light of the possibility that no satisfactory agreement will be reached with the banks, the Company has recently held exploratory discussions with some of its affiliated medical groups looking toward the groups' buyout of the Company's rights under its service agreements with the groups.

This press release may contain "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations and may be significantly impacted by certain risks and uncertainties described herein and in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1999. There can be no assurance that statements made in this press release relating to future events will be achieved.

ProMedCo, headquartered in Fort Worth, Texas, is a medical services company that coordinates and manages the delivery of a wide variety of healthcare services in non-urban communities.

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